EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-179659 on Form S-1 of our report dated December 13, 2013, relating to the consolidated financial statements and consolidated financial statement schedule of Unified Grocers, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Unified Grocers, Inc. for the year ended September 28, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

January 30, 2014